As filed with the Securities and Exchange Commission on January 26, 2001

                                                      Registration No. 333-49104

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                        AMERICAN SOUTHWEST HOLDINGS, INC.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)

DELAWARE                       86-0800964                      211110
--------                       ----------                      ------
(State or other                (IRS Employer        (Primary Standard Industrial
jurisdiction of              Identification Number)  Classification Code Number)
incorporation or
organization)

                               c/o John A. Yellich
                              13545 Milwaukee Court
                            Thornton, Colorado 80241
                                 (303) 475-2929
                   (Address, including zip code, and telephone
               number, including area code, registrant's principal
                               executive offices)
                           --------------------------
                          The Corporation Trust Company
                               1209 Orange Street
                           Wilmington, Delaware 19801
                                 (302) 658-7581
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:
                               Gary R. Blume, Esq.
                              Blume Law Firm, P.C.
                     11811 North Tatum Boulevard, Suite 1025
                           Phoenix, Arizona 85028-1699

Approximate date of commencement of proposed public offering: This registration is for the resale of securities previously sold. The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                         CALCULATION OF REGISTRATION FEE

Title of each                                         Proposed
class of                            Amount            Maximum           Proposed             Amount of
Securities to                       to be             Offering Price    Maximum              Registration
be registered                       Registered        Per Share (1)     Offering Price (1)   Fee
-------------                       ----------        -------------     ------------------   ---
Common Stock, par value $0.001,
issued for services in
April 1999                            100,000         $ 0.02            $   2,000            $   0.53

Common Stock, par value $0.001,
underlying Regulation S Placement
Offering Dated April 1, 1999          900,000         $ 0.02            $  18,000            $   4.75

Common Stock, par value $0.001,
underlying Regulation S
Placement Offering Dated
October 1, 1999                       570,000         $ 0.10            $  57,000            $  15.05

Common Stock, par value $0.001,
issued for services on
October 26, 1999                      900,000         $ 0.10            $  90,000            $  23.76

Common Stock, par value $0.001,
underlying Regulation S Placement
Offering Dated February 25, 2000    1,520,000         $ 0.10            $ 152,000            $  40.13

Common Stock, par value $0.001,
underlying Regulation S Placement
Offering Dated  May 8, 2000         2,400,000         $ 0.10            $ 240,000            $  63.36

Common Stock, par value $0.001,
underlying warrants sold in
reliance on Regulation S on
on May 8, 2000                      2,400,000         $ 0.15            $ 360,000            $  95.04

Common Stock, par value $0.001,
issued for services up to and
including August 1, 2000            1,500,000         $ 0.10            $ 150,000            $  39.60

Common Stock, par value $0.001
underlying warrants sold in
reliance on Regulation S on
August 14, 2000                     5,750,000         $ 0.10            $ 575,000            $ 151.80

Common Stock, par value $0.001,
sold in reliance on Regulation S,
September 19, 2000                  1,600,000         $ 0.10            $ 160,000            $  42.24

Common Stock, par value $0.001,
underlying warrants sold in reliance
September 19, 2000                  1,600,000         $ 0.15            $ 240,000            $  63.36
TOTALS:                            19,240,000                                                $ 539.62


(1) Estimated solely for calculation of the amount of the registration fee calculated pursuant to Rule 457(c).

     The Exhibit Index appears on page 30 of the sequentially numbered pages of this Registration Statement. This Registration Statement, including exhibits, contains 112 pages.

                                   PROSPECTUS

                        9,490,000 Shares of Common Stock
                  9,750,000 Warrants for Shares of Common Stock

                        AMERICAN SOUTHWEST HOLDINGS, INC.

     This prospectus is being used to register 9,490,000 shares of common stock and 9,750,000 shares of common stock underlying 9,750,000 warrants of American Southwest Holdings, Inc. See the section entitled "Selling Securityholders" for a list of the persons and entities selling their shares upon registration of these securities.

     Our common stock is traded on the OTC Bulletin Board under the symbol ASWT. On March 31, 2001, the closing sale price of our common stock was $0.043 per share.

                                 ---------------

SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR STOCK.

                                 --------------

     Neither the Securities and Exchange Commission Nor Any Other Regulatory Body Has Approved or Disapproved of These Securities or Passed upon the Adequacy or Accuracy of this Prospectus. Any Representation to the Contrary Is a Criminal Offense.



                  The date of this Prospectus is May 11, 2001.

                                TABLE OF CONTENTS

Prospectus Summary
The Registration
Summary Financial Information
Risk Factors
Available Information
Use of Proceeds

Dilution
Selling Security Holders
Plan of Distribution
Legal Proceedings
Directors, Executive Officers, Promoters, and Control Persons
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Interest of Named Experts and Counsel
Disclosure of Commission Position on Indemnification for Securities Act Liabilities Description of Business Management's Discussion and Analysis of Results of Operations and Financial Condition Description of Property Certain Relationships and Related Transactions Market for the Registrant's Common Equity and Related Stockholder Matters Executive Compensation Financial Statements Experts and Legal Matters Changes in and Disagreements With Accountants on Accounting and Financial Disclosure Indemnification of Directors and Officers Other Expenses of Issuance and Distribution Recent Sales of Unregistered Securities Exhibits and Financial Statement Schedules Undertakings Signatures Power of Attorney

                               PROSPECTUS SUMMARY

                      INFORMATION ABOUT US AND OUR BUSINESS

     We were incorporated in the state of Delaware on October 20, 1989, under the name of Cordon Corporation and we later changed our name to Ameriserv Financial Corporation. Our name was changed to Namibian Copper Mines, Inc. on July 28, 1995 and was further changed to American Southwest Holdings, Inc. on June 13, 2000. We had been involved in the development of a copper mining project in the country of Namibia until 1998, when we ceased our contributions to the development operations. We are currently evaluating mining and technology possibilities, primarily in China, while looking to other regions of the world for similar business possibilities. We have had no revenues since operations temporarily ceased in 1998 and we have accumulated deficits both from before operations halted in 1998 and since we have begun evaluating new possibilities. We currently have no executive offices and operate out of a business office and our attorney's office. Our business office is located at 13545 Milwaukee Court, Thornton, Colorado, 80241.


                                THE REGISTRATION

Securities to Be Registered
---------------------------

     We are registering for the resale of up to 9,490,000 shares of common stock and 9,750,000 shares of common stock that are underlying 9,750,000 warrants. Upon the exercise of the warrants, the underlying shares may be sold by the respective shareholders currently holding the warrants. We will obtain future capital from the exercise of these warrants.

Common Stock

Shares Issued for Services

Date                                Number of Shares Issued                     Price per Share
----                                -----------------------                     ---------------
April 1999                          100,000                                     $0.02
October 26, 1999                    900,000                                     $0.10
August 1, 2000                      1,500,000                                   $0.15


Shares Issued from Offerings under Regulation S
Date                                Number of Shares Issued                     Price per Share
----                                -----------------------                     ---------------
April 4, 1999                       900,000                                     $0.02
October 1, 1999                     570,000                                     $0.10
February 25, 2000                   1,520,000                                   $0.10
May 8, 2000                         2,400,000                                   $0.10
September 19, 2000                  1,600,000                                   $0.10


All of these transactions are described in more detail in the section entitled "Recent Sales of Unregistered Securities."

Common Stock Warrants
---------------------

The warrants being registered in this Form SB-2 are all for shares of our common stock that are to be issued upon the exercise of the warrants. A total of 9,750,000 warrants have been issued and 9,750,000 shares of common stock underlying the warrants are being registered. These warrants are all currently exercisable and all have an expiration date of June 30, 2002 and will realize a maximum of $1,117,500, if all warrants are exercised. The warrants were issued at the following exercise prices:

Purchase Date                Number of Warrants                        Exercise Price per Share
-------------                ------------------                        ------------------------
May 8, 2000                  2,400,000                                 $0.15
September 19, 2000           1,600,000                                 $0.15
August 14, 2000              5,750,000                                 $0.10


Offering Price
--------------

All shares were offered under the terms of their individual offerings and we have received proceeds. This registration is for the resale of those Securities.

Shares of Common Stock Outstanding
----------------------------------

As of December 31, 2000, we have 18,863,950 shares of common stock outstanding.

Use of Proceeds
---------------

The proceeds of the available and future funds will be used to continue due diligence, prospect and project assessments or associated expenses.

Risk Factors
------------

Investment in the Company involves certain general business risks and risks specifically inherent in the mineral exploration industry. As detailed elsewhere, this is a start-up company subject to federal and state regulation. This registration involves the resale of up to 9,490,000 shares of common stock of the Company and 9,750,000 shares of common stock currently represented by stock warrants. Past investors received the protection of the regulations regarding restricted securities and the inability of the holder to freely trade those securities. With this registration, the securities will be freely tradeable and may cause a negative impact on the market if exercised and traded. See "Risk Factors."

                          SUMMARY FINANCIAL INFORMATION

     Since inception in 1995, we have raised $7,380,864.00 from the sale of securities. There have been no loans from affiliates or others. We have not had revenues for several years and have had to expend funds in order to commence evaluation of business opportunities. We also have an accumulated deficit as a result of both the funds expended recently to explore business opportunities and from our prior test mining and develoment activities in Namibia before we ceased operations. One of our expenses associated with exploration of business opportunities was $50,000 that was deposited in the escrow account of a Texas oil engineering consulting firm. The funds were an advance on expenses and fees expended for the trip to China for three weeks in July 2000. This Summary Financial Information is derived from our financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" and "FINANCIAL STATEMENTS."


                                  RISK FACTORS

     The securities being registered involve a substantial risk. If you are considering the purchase of the Shares, you should give consideration to the following risk factors:

We may not have sufficient funds to complete the due diligence on the proposed China project.

     Our only active project was the proposed China project, which has failed to materialize. Because of this , we will have to find a different project to enter into. There is no guarantee that an alternative project will be available. Additionally, we have expended significant funds, totalling $528,312.00, on the multiple trips to China and we may have insufficient funds to pursue a new project. In either case, the business may be forced to terminate.

We have not received technical data necessary to perform a technical evaluation and continue the proposed China Project.

     The due diligence on the China Project was terminated because we did not receive the technical information from the regional oil company, Wayaobao Oil Company in Zichang County. Because the additional data was not received, we cannot commission our oil engineering consultants to commence any technical evaluation.


Oil exploration is a historically high risk business with great liabilities associated with it.

     The search for oil and gas has historically been marked by unprofitable efforts resulting from: o drilling of dry holes, o wells which, though productive, will not produce oil in sufficient quantities to return a profit,

o incurring substantial liabilities in excess of insurance coverage as a result of a blow-out, fire, personal injury or other casualty,

o pollution which might be caused by our operations could also result in liabilities and restrictions on our activities, and

o properties with proven production have, no assurance such production can be sold at the most favorable rates or in optimum quantities.

The price of oil has been volatile in the past few years and may not remain at existing levels.

     In the past few years, the price of oil has been volatile. There is no assurance that in the future the price for oil will remain stable at current prices. If the price of oil decreases profitability will lessen and project economics may not continue to be valid.

The more favorable prospects will have competition from any number of western oil exploration and development companies, who will be bidding for projects using different or proprietary technologies.

There is competition for prospects and producing properties. We will be competing with other potential purchasers of prospects and producing properties, most of which will have greater financial resources. Due to the state of the oil and gas industry, the bidding for prospects has become particularly intense with different bidders evaluating potential acquisitions with different or proprietary technologies and pricing parameters and other criteria that result in potentially widely divergent bid prices. The presence in the market of bidders willing to pay prices higher than are supported by our evaluation criteria could further limit our ability to acquire prospects. Low or uncertain prices for properties can cause potential sellers to withhold or withdraw properties from the market. In this environment, there can be no assurance that there will be a sufficient number of suitable prospects available for acquisition by us or that we can sell or obtain financing for or participants to join in the development of prospects.

We may encounter operating and environmental hazards that increase our liability substantially.

     We may encounter hazards incident to the operation of oil properties, such as accidental leakage of petroleum liquids and other unforeseen conditions, if we participate in developing a well, substantial liabilities to third parties or governmental entities may be incurred. It is anticipated that customary insurance coverage will be obtained, but we could be subject to liability for pollution and other damages or may lose substantial portions of prospects or producing properties due to hazards which cannot be insured against or which have not been insured against due to prohibitive premium costs or for other reasons. Chinese governmental regulations relating to environmental matters could also increase the cost of doing business or require alteration or cessation of operations in certain areas.

We may not be fully insured against all losses or liabilities which may arise from operations.

     We may not be insured against all losses or liabilities which may arise from operations, either because such insurance is unavailable in China or because we have elected not to purchase such insurance due to high premium costs or other reasons. We do not have any insurance in place as of the date of this registration statement.

Changes in government regulation in both the United States and China may substantially impact our business.

     The oil and gas business is subject to substantial governmental regulation, including the power to limit the rates at which oil and gas are produced and to fix the prices at which oil and gas are sold. It cannot be accurately predicted whether additional legislation or regulation will be enacted or become effective. Regulations in both China and the United States will apply to us.

The quality of the data may impact the oil field and future net revenues estimates and may not prove to have been correct after we compile our own data.

     Oil field estimates rely on the quality of the data and are necessarily inexact and involve matters of subjective engineering judgment. Any estimates of future net revenues and the present value of such revenues are based on past data, price and cost assumptions we have evaluated as a part of our best estimate. These estimates may not prove to have been correct over time. A further decline in oil prices may also require us to write down the value of our oil field.

Investors may be unwilling to invest in a project involving the Chinese government.

     While we feel that China is a stable country and that the Chinese government poses no risk to the China project, potential investors may be unwilling, for moral or other reasons, to invest in a company involved with China or, more generally, with a country historically tied to the Communist party. This may impede our ability to generate sufficient funds as required for the China project, in which case we may not be able to complete the project and the business may terminate.

We have not commissioned any formal market studies.

     In formulating our business plan, we have relied on the judgment of our officers, directors , and consultants through their experiences and acquisition of technical and business information before and during due diligence. We have not conducted any formal independent market studies concerning the demand for our proposed services, nor are any planned. The effect of the registration of the Securities has not been analyzed for its effect on our operations, our ability to obtain funds or financing, or the variations in share price due to additional shares being available for sale.

While we were organized several years ago in 1995, we have not been functioning for the past couple of years.

     We were organized in 1989, but have not operated or generated any income or working capital since 1998. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event our business plan is unsuccessful. We are expanding our operations, which may or may not provide us with profits. We have not had any revenues in 1999 or 1998. We have also not been profitable at any time, having an accumulated loss of $204,929 in 1999.

Sale of Securities May Negatively Affect Funding Attempts by driving down the share price.

     The resale of the securities may make it difficult for us to obtain funding , and therefore negatively impede our operations . As of September 30, 2000, there are 18,863,950 outstanding shares of common stock. This registration will result in up to 9,750,000 additional shares of our common stock being introduced to the market if all warrants are exercised and the underlying shares of common stock sold.

     If all options, warrants and other instruments are exercised as detailed in this Registration Statement, there will be 28,613,950 shares outstanding. This will have the effect of causing a dilution of the share price of the Common Stock. This dilution may cause various potential funders and financiers to not consider us or to cause us to receive less favorable funding due to the dilution of our market value.

Our management owns a substantial share of our outstanding common stock.

     Our management currently owns 15.63% of the outstanding Common Stock, which may be sufficient to control voting. Accordingly, new shareholders may lack an effective vote with respect to the election of directors and control over other corporate matters.

We do not plan on distributing dividends, which may result in a depressed share price and may mean you have no return on your investment.

     Our Board of Directors presently intends to cause us to follow a policy of retaining earnings, if any, for the purpose of increasing our net worth and reserves. Therefore, there can be no assurance that you or other shareholders will receive any cash, stock, or other dividends on your shares of Common Stock and, therefore, you will receive no return on your investment in us unless you are able to sell your shares. Future dividends on Common Stock, if any, will depend on future earnings, financing requirements and other factors. Since the time of corporate inception we have not paid dividends to shareholders. This failure to pay dividends may result in a depressed share price.

We are dependent on our executive officers and do not have employment contracts with our officers.

     We are highly dependent on the services of our officers. Attracting and retaining qualified personnel is critical to our business plan. No assurances can be given that we will be able to retain or attract such qualified personnel or agents, or to implement its business plan successfully. Should we be unable to attract and retain the qualified personnel necessary, our ability to implement our business plan successfully would be limited.

You will experience a dilution in the market value of your common stock when the shares being registered in this statement become available for trading.

     The securities currently held by investors will be subject to dilution in market value as more securities are available for trading. As detailed elsewhere in this registration statement (see "DILUTION"), if all of the securities, including those not subject to this registration statement, were to be exercised, it would result in 28,613,950 shares outstanding, as opposed to a total of 18,863,950 shares of common stock outstanding as of September 30, 2000. Even though not all of these shares will be free trading, all of them may cause the market price of our common stock to decrease.

We are a development stage company and have had no revenues to date.

     We are a  development  stage  Company as defined  in  Financial  Accounting
Standards Board Statement No. 7. We are devoting substantially all of our present efforts in establishing a new business and, although planned principal functions have commenced, there have been no beneficial revenues. Management's plans regarding the matters which raise doubts about our ability to continue as a going concern are disclosed in Note 1 to the financial statements. These factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports, proxy statements, and other information that we have filed with the Commission can be inspected at Room 1024 of the office of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, or at its Regional Offices located at Suite 1300, 7 World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filing made through the Electronic Data Gathering Analysis and Retrieval System are also publicly available through the Securities and Exchange Commission's Web site (http://www.sec.gogv).

     Investors are cautioned that this registration statement contains certain trend analysis and other forward looking statements that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are based on current expectations and projections about the oil, mining, and technology industry and assumptions made by management and are not guarantees of future performance. Therefore, actual events and results may differ materially from those expressed or forecasted in the forward looking statements due to factors such as the effect of changing economic conditions, material changes in currency exchange rates, conditions in the overall oil, mining, and technology market, risks associated with product demand and market acceptance risks, the impact of competitive products and pricing, delays in new product development and technological risks and other risk factors identified in our filings with the Securities and Exchange Commission.

                                 USE OF PROCEEDS

     This registration is for purposes of resale of issued shares and exercised warrants for shares only. The uses of proceeds obtained from the offerings of which these securities were a part are as disclosed in the section entitled "Description of Business," which will include continuation of due diligence and review and potential implementation of on-site work China or other project locations. We will not receive any proceeds from the sale of the selling security holders' securities. We will receive proceeds from the exercise of warrants, as discussed elsewhere in this registration statement for a total of $1,175,000 if all the warrants are exercised.

                                    DILUTION

     This registration statement is for the resale of identified shares and for shares underlying the identified warrants. If we assume all warrants are to be exercised and made available for sale and that our market value remains set, the introduction of additional shares to the market could have a detrimental effect on the price of the shares.

Shares outstanding as of December 31, 2000                        18,863,950
Shares underlying warrants being registered                        9,750,000
Shares outstanding if all warrants exercised and
  the underlying shares resold                                    28,613,950


     As of December 31, 2000, the net tangible book value of our common stock is $0.0121 per share. If some or all of the warrants being registered under this offering are exercised and the underlying shares are resold, there will be a substantial decrease in the net tangible book value per share of our common stock. No exact figure can be determined at this time, however, because we do not know how many of the warrant holders will exercise their warrants, of those who exercise their warrants, how many will then resell the underlying shares, how many additional shares we will have in the market at the time of the resales, or what our market value will be at that time. For example, if our market value and shares outstanding remain exactly the same and all underlying shares are resold, the net tangible book value would be $0.0079. If our market value increases, on the other hand, the net tangible book value will also increase.

     This registration is for the resale of securities; therefore, there will not be an increase in net tangible book value as a result of this prospectus. In the immediate future, the net tangible book value will remain the same. As indicated above, however, there will possibly be a decrease in the net tangible book value per share as warrants are exercised and the underlying shares are sold, although the amount of this decrease cannot be determined with any accuracy at this time.

     The dilution to be absorbed by those who purchase securities resold under this prospectus also cannot be determined at this time. We will receive no revenues from the resale of these securities, nor can we determine exactly how many shares will be repurchased under this registration. If all warrants are exercised and all shares are resold, this may have a negative impact on the market and decrease the price of our stock, especially if a large number of shares are resold at one time. For example, assuming that our capital does not change, we do not sell additional shares of stock, and that all warrants are exercised and all shares are resold, the dilution would be $0.0079 per share.

                            SELLING SECURITY HOLDERS

     The following table lists the holders the Common Stock and warrants being registered for resale:

                               Common Shares              Common Shares          Common Shares      Percentage
                               Owned Prior                Offered For            Owned After        Owned After
Name                           to Registration            Holder's Account       Registration(1)    Registration
----                           ---------------            ------------------     ----------------   ------------
Fronden Pty, Ltd               200,000                    200,000                -0-                0%
Forrester
Nominees Co.                   500,000                    500,000                -0-                0%  (2)
Blume Law Firm                 50,000                     50,000                 -0-                0%
Lancer Resources               150,000                    150,000                -0-                0%
Sizz Pty Ltd.                  320,000                    320,000                -0-                0%
Jelk Organization              700,000                    700,000                -0-                0%
Bodie Investment
   Pty, Ltd.                   450,000*                   450,000*               -0-*               0%
Garzon Holdings
   Pty, Ltd.                   150,000                    150,000                -0-                0%
Woonda Nominees
   Pty, Ltd.                   700,000*                   700,000*               700,000*           2.4%
Banque Privee
   Edmond de
   Rothschild                  900,000                    900,000                -0-                0%
Billie J. Allred (3)           100,000                    100,000                -0-                0%
Fairvista Pty Ltd              145,000                    145,000                -0-                0%
Public Image Ltd               130,000                    130,000                -0-                0%


Jennifer Riley                 75,000                     75,000                 -0-                0%
Courage Corp.                  220,000                    220,000                -0-                0%
Caldwell
   Associates Ltd              700,000*                   700,000*               -0-                0%
New Concept
   Marketing                   200,000*                   200,000*               -0-*               0%
Ross Hannon                    2,000,000*                 2,000,000*             -0-*               0%
Synergie
   Communications              5,350,000*                 5,350,000*             -0-*               0%
Vivienne Freeman               300,000*                   300,000*               -0-*               0%
   Doyle Resources
    Pty Ltd (4)                1,400,000*                 1,400,000*             -0-*               0%
Syntek Resources (5)           3,000,000*                 3,000,000*             -0-*               0%
Bulle Investments              750,000                    750,000                -0-*               0%
Simeon J
      Investments (6)          750,000                    750,000                -0-                0%


(1) The shares will be registered and may be sold on the open market. No arrangements for any sales have been made.

(2)  Blume Law Firm, P.C. is our corporate and securities counsel.

(3)  Billie J. Allred is our former officer and director.

(4) Doyle Resources Pty Ltd is owned by Alan Doyle, president of American Southwest Holdings, Inc.

(5) Syntek Resources Pty Ltd. was the private company that introduced us to the Wuhan Pengling Group and received stock warrants for this introduction, as well as purchasing additional shares. Mr. Holsworth is the Chairman of Syntek and is a director of American Southwest Holdings, Inc.

(6) Simeon J Investments is a nominee holding warrants for Alan Doyle, president of American Southwest Holdings, Inc.

*    Shares listed include warrants that have not yet been exercised.

                              PLAN OF DISTRIBUTION

     This registration is for the resale of securities only. After the shares have been registered, the holders will have the option, at the individual shareholder's discretion, to offer their securities for sale. The shares underlying the common stock warrants may be offered for sale by the holders after the warrants have been exercised. All sales of securities will be either in private transactions between individuals or sold through broker-dealer transactions. There would be no consideration paid in private sales, but broker-dealers may be paid a commission at their customary rates.


                                LEGAL PROCEEDINGS

     We have had no legal proceedings during the past three years.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Name/Age                              Title
--------                              -----
Alan Doyle                            President, Secretary, Treasurer, Director
Peter Holsworth                       Director
John Yellich                          Vice President
Steven Liu                            Vice President


     Our bylaws stipulate that directors are appointed for one year terms and are nominated and reappointed by majority vote of the shareholders. Mr. Doyle has been a director and Chaiman since July 1995. Mr. Holsworth was appointed in August 2000.

ALAN DOYLE (Age 46). Mr. Doyle is an Economic Geology graduate with a post-Graduate diploma in Mineral Economics. He worked for and held senior positions with several large international resource companies prior to entering the financial services industries in the early 1980s. Mr. Doyle then worked as a mining analyst and in the corporate division for two international stockbrokers before setting up his own corporate advisory firm in 1990. He later set up the investment banking firm of Turnbull Doyle Resources Pty Ltd, which invested in various international mining projects. Subsequently, Mr. Doyle set up Doyle Capital Partners Pty Ltd as an investment banking firm. Mr. Doyle has been the President and a Director of American Southwest Holdings, Inc. since July 1995. He was also the Chairman and Director of International Precious Metals, Inc., from March 1995 until November 1999, a Canadian corporation. Both Companies had offices in Phoenix, Arizona.

JOHN A. YELLICH (Age 56). Mr. Yellich is a Certified Professional Geologist with a degree in Geology. From 1986 to 1994, Mr. Yellich was Manager and Director of Environmental Consulting Services for Union Pacific Company, US Pollution Control, Inc. in Boulder, Colorado. He was Manager and Director of Environmental Consulting Services for Laidlaw Environmental Services in Boulder, Colorado, from 1994 to 1997. (Laidlaw purchased that company from Union Pacific.) ___ Many of the projects he was involved with at this environmental company were derived from inappropriate natural resource functions, which included oil exploration and development, mining activities and rail and trucking transportation issues. From 1997 to 1999, Mr. Yellich was Vice President and Chief Executive Officer of International Precious Metals, Inc. a Canadian Corporation operating in Phoenix, Arizona that filed for Chapter 11 Bankruptcy protection on June 19, 1998. This company focused on precious metals exploration. From 1998 to the present he has been a independent consulting geologist for various clients regarding mining-related activities and an OSHA and DOT consultant on special projects. He has also conducted training classes in OSHA and DOT regulations associated with hazardous materials. Mr. Yellich has been Vice President of American Southwest Holdings since June 2000.

PETER HOLSWORTH (Age 57). Peter Holsworth is the Director of numerous private companies involved in new product development, commodity trading, telecommunications, and property development. During his business career, Mr. Holsworth has owned and managed successful businesses both in Australia and overseas. Mr. Holsworth is the founder and Chairman of Syntek International Pty Ltd., a private company, and has a wealth of experience and business contacts through his local and international associations. He is also a member of the Institute of Chartered Accountants of Australia. In 1995 and 1996, Mr. Holsworth was involved in major property development where he leased, developed, and subsequently sub-let an entire Sydney CBD building into retail. In 1997, Syntek began negotiations with the Chinese military in Beijing to obtain a telecommunications line into Australia. Other companies had previously been unsuccessful in obtaining such lines and forming any alliance with this government group. By 1998, Syntek had successfully completed negotiations and formed a company, Transglobal Exchange Pty Ltd, specifically for this purpose and was the Chairman. Transglobal on-sold minutes from China to World Exchange for two years. Syntek formed a fibre optic cabling company in Sydney in July 1999 called Yost Technologies Ltd. Yost was taken over by a public company, Triton Resources Ltd, in June 2000. During the time Mr. Holsworth was the Chairman of Yost, the company had operations in Sydney, Canberra, and Brisbane, Australia, and employed over 50 people. Mr. Holsworth also acted as a director of Sarandone Pty Ltd and as Financial Advisor to Ocean Wide Wholesalers Ptd Ltd from 1995 to 2000. These companies employ in excess of 100 staff and import products into Australia from various Asian countries.

STEVEN LIU (Age 48). Mr. Liu, originally from Beijing, China, has been based in Sydney, Australia, for the last ten years. In China, he worked for the Central Government's Department of Foreign Economics and Trade. Since arriving from China, Mr. Steven Liu has more than 10 years of experience in business ventures in China supporting private western world companies and investment groups in developing projects in paper product, power plants, building construction, import and export of chemical products, machine parts, oil and the telecommunications industry. He has consulted and provided direct business support to private companies investing in China. Since 1995, Mr Liu has been a business consultant to Syntek in support to their business development in China. Mr. Liu is on assignment to us as a consultant and is reimbursed his business expenses in support of our China prospect development.

     Mr. Doyle and Mr. Yellich were officers of International Precious Metals, Inc. when it filed for Bankruptcy under Chapter 11 of the Bankruptcy Code in Phoenix, Arizona. Case # 98-07721- PHX-SSC was filed on June 19, 1998 and the filing was converted into a Chapter 7 on November 8, 1999.


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

     The following table sets forth, as of September 30, 2000, the beneficial ownership of the Company's Common Stock by each person known by us to beneficially own more than 5% of our Common Stock outstanding as of such date and by our officers and directors as a group. Except as otherwise indicated, all shares are owned directly.

  (1)                        (2)                                              (3)                                 (4)
                     Name and Address of                  Amount and Nature                         Percent of
Title of Class       Beneficial Owner                     Of Beneficial Ownership                   Class(1)
--------------       ----------------                     -----------------------                   --------
Common Stock         Springbok Investments                2,000,000 shares of
                     2 Deanna Avenue                      Common Stock                              10.60%%
                     Morrinsville, North Island
                     NEW ZEALAND

Common Stock         Alan Doyle                           2,648,000 shares of
                     President, Secretary,                common stock(2)                           18.01%
                     Treasurer, Director
                     Level 32, Chifley Tower, 2 Chifley Sq.
                     Sydney, NSW, 2000 AUSTRALIA

Common Stock         John Yellich                         1,000 shares of
                     Vice President                       common stock                              0.01%
                     13545 Milwaukee Court
                     Thornton, Colorado  80241

Common Stock         Peter Holsworth                      3,000,000 shares of
                     Director                             common stock and warrants(3)              15.90%
                     c/o Level 11, 151 macquarie Street
                     Sydney, NSW 2000, AUSTRALIA

Common Stock         Ross Hannon                          2,000,000 shares of
                           4 The Grove                    common stock and warrants (4)
                     Sydney, NSW, Australia                                                         5.30%

Common Stock         Synergie Communications              5,350,000 warrants for shares
                     Grand'rue                            of common stock
                     1837 Chateau-d'Oex-Gstaad
                     Switzerland                                                                    0.00%

Common stock Directors and Officers                       6,399,000 shares                         33.92%
                   as a group (3 persons)


(1) All percentages of beneficial ownership were calculated based only upon the 28,613,950 shares outstanding as of September 30, 2000.

(2) This amount includes 750,000 shares that Mr. Doyle has a right to acquire if he chooses to exercise his warrants. The percentage of class calculation in column four indicates only shares owned and not warrants for shares.

(3) This amount includes 2,000,000 shares that can be acquired if warrants are exercised. The percentage of class calculation in column four indicates only shares owned and not warrants for shares. They are held by Syntek International Pty Ltd, of which Mr. Holsworth is President.

(4) This amount includes 1,000,000 shares that Mr. Hannon has a right to acquire if he chooses to exercise his warrants. The percentage of class calculation in column four indicates only shares owned and not warrants for shares.


                            DESCRIPTION OF SECURITIES

Common Stock

     Holders of the Common Stock are entitled to one vote for each share held by them of record on the books of the Company in all matters to be voted on by the stockholders. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available, and in the event of our liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. Declaration of dividends on Common Stock is subject to the discretion of the Board of Directors and will depend upon a number of factors, including our future earnings, capital requirements, and financial condition . We have not declared dividends on our Common Stock in the past and the management currently anticipates that retained earnings, if any, in the future will be applied to our expansion and development rather than the payment of dividends.

     The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the Common Stock.

Voting Requirements

     The Articles of Incorporation require the approval of the holders of a majority of our voting securities for the election of directors and for certain fundamental corporate actions, such as mergers and sales of substantial assets, or for an amendment to the Articles of Incorporation.

     There exists no provision in the Articles of Incorporation or Bylaws that would delay, defer or prevent a change in control.

Transfer Agent

     The transfer agent and registrar for the Company's Common Stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251. Its telephone number is 480- 481-3940.

Shares Eligible for Future Sale

     As of December 31, 2000, we had 18,863,950 shares of Common Stock outstanding. Of the 18,863,950 shares of Common Stock outstanding, 6,399,000 shares of Common Stock are beneficially held by "affiliates." All shares of Common Stock registered pursuant to this Registration Statement will be freely transferable without restriction or registration under the Securities Act, except to the extent purchased or owned by "affiliates" as defined for purposes of the Securities Act.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned "restricted" securities for at least two years, including persons who may be deemed to be "affiliates," may sell publicly without registration under the Securities Act, within any three-month period, assuming compliance with other provisions of the Rule, a number of shares that do not exceed the greater of (i) one percent of the Common Stock then outstanding or,
(ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume and other limitations described above.

     Prior to this registration, the Common Stock has traded on the OTC Bulletin Board under the symbol NCMI and was changed to ASWT in June 2000. No prediction can be made of the effect, if any, of future public sales of "restricted" shares or the availability of "restricted" shares for sale in the public market at the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our "restricted" shares in any public market that may develop could adversely affect prevailing market prices.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     Blume Law Firm, P.C., our corporate and securities counsel, is the holder of 50,000 shares of common stock being registered in this Form SB-2 Registration Statement.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     We have indemnified all of our officers, directors and controlling persons against all liabilities from the sale of securities which might arise under the Securities Act of 1933 other than as stated under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to such persons pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                             DESCRIPTION OF BUSINESS

     American Southwest Holdings, Inc. was incorporated in the state of Delaware on October

20, 1989, under the name of Cordon Corporation. On December 15, 1989, we merged with Cordon Corporation, a Nevada Corporation, with the Delaware entity being the surviving corporation. We later changed our name to Ameriserv Financial Corporation. We filed for bankruptcy under Chapter 11 and on April 19, 1994, the U.S. Bankruptcy Court, Northern District of Texas, issued an order closing and finalizing the bankruptcy proceedings. Under the terms of the bankruptcy, we were forced to liquidate all of our assets. The proceeds were then distributed among the creditors, thereby satisfying all of our outstanding debts. We halted operations and ceased to do business at the conclusion of the bankruptcy proceedings. We utilized a "fresh-start" accounting method in our re-organization.

     On July 14, 1995, we effected a reverse split of our $0.010 par value common stock at a ratio of one new share for every fifty old shares. This reduced the total number of shares issued and outstanding to 152,207. At this time, Alan Doyle, Peter Prentice, and Willo Stear were appointed to the Board of Directors and Paul Adams and Dave Wilson resigned as officers and directors.

     At a Special Shareholders' Meeting held on July 28, 1995, the Shareholders ratified a name change from Ameriserv Financial Corporation to Namibian Copper Mines, Inc.

     A total of 2,000,000 post-split shares and 1,000,000 warrants exercisable at US $5.00 on or before August 31, 1998, were issued to investors outside of the U.S. in reliance upon Regulation S in order to fund the earning of up to 70% of the Haib Copper Project, a copper mine located in the country of Namibia. An offering was commenced on August 21, 1995, in reliance upon Regulation S of the Securities Act of 1933, as amended, offering 3,000,000 shares of our common stock to raise additional funds for the purchase of the Haib Copper Project. A supplementary offering, also under Regulation S, was made at $3.50 per share plus one warrant for every three shares purchased. These warrants were exercisable at $3.50. All sales of the offering and supplement were to non-US residents in non-U.S. transactions. Of these shares offered, 1,325,000 were sold. In 1997, we failed to meet our commitment to fund our right to earn a seventy (70%) interest in the Haib Copper Project. As a result, the joint venture partner, Great Fitzroy Mines, N.L., gave notice to forfeit part of the interest in the project and our interest was reduced to forty-five percent (45%). In 1998, we received a further notice of forfeiture from Great Fitzroy Mines, N.L., due to our inability to meet our additional commitments. We lost our interest in the project at that time.

     Will Stear resigned from the Board of Directors on December 15, 1995, and Peter Prentice resigned from our Board of Directors in 1997. Billie J. Allred was then appointed to the Board. At this time, the Board was reduced to two members, Alan Doyle and Billie J. Allred.

     In April 1999, we commenced discussions with two Cypress firms regarding acquiring their rights to various interests and agreements with a Russian government corporation involved with diamond cutting and marketing. We proposed to enter into identical agreements with two entities formed in and operating out of Cyprus. These entities were Mosquito Mining Limited ("Mosquito") and Select Mining Limited ("Select"). Both entities are controlled by the same parties. The agreements provided options to purchase rights to strategic interests and agreements developed by Mosquito and Select with a Russian governmental company JVSC Alrosazoloto Co. Ltd. Each set of interests and agreements was to be purchased in exchange for US $3,250,000 or, at the option of each of Mosquito and Select, common shares in American Southwest Holdings. ___ After a further period of due diligence, we decided not to proceed with the transaction as had been presented at the 1999 annual meeting.

     John A. Yellich was appointed Vice President on June 8, 2000.

     The 2000 annual meeting was held on June 9, 2000. At that meeting, the shareholders approved changing our name from Namibian Copper Mines, Inc. to American Southwest Holdings, Inc. Articles of Amendment to effect this name change were filed with the Delaware Secretary of State on June 12, 2000 and became effective on June 13, 2000. Due diligence is ongoing with the proposed China oil development and exploration prospect and we are currently studying its feasibility. At the 2000 annual meeting, the shareholders also approved the 2000 incentive stock plan. Under this plan, 1,000,000 shares of our common stock has been reserved for issuance to our officers, directors, and employees.

     On August 15, 2000, Peter Holsworth was appointed a Director and Steven Liu was named Vice President.

China Project

     We are currently investigating possible projects in the People's Republic of China. Our basic business program will evaluate the current project plus other business opportunities that have natural resource or technology functions in China as well as other parts of the world. Through our management team and business and technical consultants, we will determine if venture capital can be raised to support this opportunity. Funds will be spent to contract with specific consultants to conduct due diligence and to assess the business potential of the opportunity.

     A successful consultants recommendation will result in additional fund raising and implementation of project activities to generate cash flows for us.

     The Central Government has mandated that public and private Chinese entities will work to establish memorandums and agreements with Western interests to increase the utilization of newer western technologies. Many of the meetings with companies conducted on the business trips result in some sort of letter or memorandum of understanding, but we have not proceeded to any formal business agreement. ___ Only those opportunities that merit further technical and business due diligence will be referenced in future documents.

     The Chinese environmental regulations are evolving and any operation would meet the minimum requirements and would strive to be consistent with the appropriate western regulations. The cost of each regulation would be a part of the evaluation being done by third parties and our management. These would be outlined at the time of any formal agreements or announcements.

A memorandum of intent was signed by us and by Wuhan Penling Group on May 29 , 2000.

     The Memoradum of the 29 May meeting with Wuhan Pengling Group was to memorialize the meeting and our introduction to Wuhan Pengling by Syntek and to agree to pursue mutual cooperation in identifying and discussing this and future potential business opportunities per the mandate from the Central Government. We continue to discuss various business opportunities with Wuhan Pengling and other companies in China.

     Future activities on the oil development project will involve utilizing the technical and business experience of our officers, directors and qualified technical consultants.

     Our business focus for oil field development in China is based on some of the following criteria. We have used the terms "non-Western technology" and for clarification many of the oil fields we have evaluated in China are using an earlier or "non" western technology for oil recovery or production. Many of the utilized recovery technologies were used extensively in the early history of oil production and Enhanced Oil Recovery (EOR) in the western world and are only a portion of the technologies utilized at this time. These include water flood to displace oil to the producing well, formation fracturing by sand and water gel, pumping rates, monitoring of total fluids, and documentation of water oil ratios. Newer procedures or documentation of EOR to be evaluated will include but not be limited to: compilation of all available and appropriate data in a computer data base, computer modeling of the formation data to simulate formation performance through the proposed use of various technologies, drilling fluid chemistry, well completion techniques, formation fracture techniques that will be specific to the geologic conditions, monitoring pumping performance, monitoring pore water chemistry and temperature, chemistry and pore pressure on water floods, and better monitoring of total fluids.

     The Wuhan Pengling project is located approximately 800 kilometers west-southwest of Beijing in the Shaanxi Province. ___ There are currently only 10 producing wells in the proposed project area. We propose to drill a further 40 production wells. The investigation has been experiencing delays and we are unsure as to when this will be concluded. We will be joint venturing on this project with Wuhan Pengling Group Company Limited, a Chinese company.

     The Yanchang oil field is a large and not fully defined oil field that has been developed utilizing earlier western technology. We believe that, over a period of time, a concerted program of exploration and systematic production and refurbishing that utilizes the latest Western technology will identify new resources and upgrade the existing production wells. This development is also in keeping with the recently stated policy of the Chinese Central Government in support of modernization of industry and resources in western China. We intend to undertake a further period of investigation utilizing American-based oil consultants and contractors.


     Our officers did make a second trip to China in July 2000 as a part of the due diligence to further evaluate the potential of the Shaanxi prospect of Wuhan Pengling Group and the Yanchang oil field. We continue to wait for the balance of the data to determine if the quality and quantity of all the information obtained on the existing oil fields is of technical value. If the data is not available, a decision will have to made as to whether there is sufficient data to justify the investment. During the same visit we did evaluate other oil opportunities but did not see a business opportunity from these prospects at this time.

     We made an additional trip to China in November 2000 and contracted Wuhan Penling and Zichang County about the data. We also met with natural resource companies and government leaders to discuss other investments in China. We had meetings with two of the major oil companies in China that periodically offer oil prospects for bid. Petro China, a subsidiary of China National Petroleum Corporation and a second major oil company encouraged us to submit a letter of interest prior to our next visit to China.


     As a result of the Company not receiving a complete set of data in more than 8 months, we have notified Wayaobao Oil Company and Zichang County in March 2001, that we have withdrawn our interest and terminated our due diligence on the Yanchang Oil field.

     We currently have no executive offices and operate out of a business office at the offices of Vice President John Yellich in Thornton, Colorado. The telephone number is (303) 475-2929. No compensation is paid for the use of this office.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     When used in this discussion, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Overview
--------

     We are non-operational and have been since 1997. We are searching for an acquisition or business combination and will have no activity until that time. At the same time, however, this search will require the expenditure of significant amounts of money, which must be generated from private sources due to our lack of revenue. All operations have been funded by the sale of equity under the terms of various exempt transactions.

Results of Operations
---------------------

     Revenues. We generated $0 in revenues for the three months ended September 30, 2000, versus $0 in revenues for the same period in 1999. Similarly, we generated $0 in revenues for the fiscal years ended both December 31, 1998 and 1999. To date, we have not relied on revenues for funding. We expect to derive the majority of our funding from private sources.

     General and Administrative Expenses. During the three months ended September 30, 2000, we incurred $428.045 in general and administrative expenses versus $112,853 for the same period in 1999. For the fiscal year ended December 31, 1999, we incurred $161,176 in general and administrative expenses, as opposed to $79,109 for the fiscal year ended December 31, 1998. The increased amount spent in 2000 is due to our efforts to evaluate oil, mining, and technology possibilities in China. The total cumulative expense during the development stage is $4,219,019. Management has made two trips to China to evaluate projects. Officers' and consultants' fees and expenses directly attributable to these trips, plus engineering and other consultant fees for services during this period, totaled $380,135.

     Income. There has been no income in 1999 or 2000 and only $76,794 from July 28, 1995 to the present.

     Provision for Income Taxes. ___ As of September 30, 2000, our accumulated deficit was $12,014,161 and, as a result, there has been no provision for income taxes, nor do we anticipate needing to make such a provision at any time in the near future.

     Net Income. For the three months ended September 30, 2000, we recorded a net loss of $428,045, or $0.05 per share. The loss of $583,096 for 2000 was primarily from costs of investigation in China with pending business projects. Our net loss was $185,176 for the period ended December 31, 1999, as opposed to a net loss of $1,700,977 for the fiscal year ended December 31, 1998. We incurred significant losses in 1998 in conjunction with the Haib project, many of which were written off. These include Deferred Mineral Exploration costs in the amount of $4,466,157 that were written off. In 1997, total capitalized costs of the Haib mining property in the amount of $5,740,262 were reduced by $4,151,463 to $1,588,799 representing a 20% interest in the Haib project.
Additionally, liabilities in the amount of $2,684,118 relating to the Haib project have been written off.

Liquidity and Capital Resources
-------------------------------

     As at September 30, 2000, we had a cash balance of $202,116, compared to $476 as of September 30, 1999. The amounts expended were used to bring us current and came from private funds.

     As at September 30, 2000, we had $0 in accounts receivable, compared to $0 as at September 30, 1999. We have been nonfunctioning during this time frame.

     As at September 30, 2000, we had $23,530 in accounts payable and $25,000 for the period ended September 30, 1999.

     We also had $50,000 of funds held in escrow in July 2000, which escrow balance was $0 as at September 30, 2000. These funds were held in the account of a Texas oil engineering consulting firm and were an advance on expenses and fees for the trip to China for three weeks in July 2000. The funds were expended during this trip.

     Revenues are not being generated from any oil operation at this time. Prior to any investment in oil production or exploration we will develop a low and high price formula based on the best knowledge at that time and future revenues will be assessed

     We have continued our due diligence on the China prospects and are now waiting on the arrival of additional data to complete the initial review. Very little work is being done and additional working capital will be required to complete the due diligence. The cash on hand will fund the Company for six months. The Company will need additional funds during the next twelve months. Our future funding requirements will depend on numerous factors. These factors include our ability to receive additional funding to meet our reporting obligations and identifying some form of acquisition or business combination.

     We may raise additional funds through private or public equity investment in order to expand the range and scope of our business operations. We may seek access to the private or public equity but there is no assurance that such additional funds will be available for us to finance its operations on acceptable terms, if at all.

     In the past few years, the price of oil has been volatile. There is no assurance that in the future the price for oil will remain stabile at current prices. Assuming we go forward with the China project, our revenues will be directly impacted by the price of oil and our profitability may decrease if the price of oil goes down.

     We may have to expend substantial funds before the China project is finalized. This project may fail or we may be unable to find sufficient funds to finalize the project. If this happens, we will have to find a different project to enter into, which may not be available and which we may not have sufficient funds to pursue.


                             DESCRIPTION OF PROPERTY

     We once had offices in Namibia, Australia, and Mesa, Arizona. These offices were all closed when we became inactive in 1997. We currently operate out of the office of John Yellich in Thornton, Colorado. We do not pay rent for the use of the premises.

     We do not own any investments or interests in real property. There are no plans in place for us to make any investments.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the past two years, none of our officers or directors have been an interested party to any contract or other transaction between us and a third party. Certain of our officers and directors, however, have received stock and warrants for services instead of cash compensation. These transactions are as follows:

1. Billie J. Allred, former officer, and director, received 100,000 shares of stock in exchange for providing us with accounting services.

2. Alan Doyle, President and director, has received 2,648,000 shares of stock and stock warrants for his services.

3. John Yellich, Vice President, has received 1,000 shares of stock for his services.

4. Peter Holsworth, Director, has received 2,000,000 warrants for shares of stock for his services through his company, Syntek Resources. Mr. Holsworth is Chairman and President of Syntek. Syntek has also purchased 1,000,000 shares of stock.


              MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

Market Information
------------------

     Our common stock trades on the OTC Bulletin Board under the symbol ASWT. The following table sets forth the high and low sale price information for the periods indicated:

                                                          High                   Low
                                                          ----                   ---
January - March 2001                                      $0.080                 $0.040
October-December 2000                                     $0.150                 $0.070
July-September 2000                                       $0.375                 $0.070
April-June 2000                                           $0.625                 $0.100
January-March 2000                                        $0.040                 $0.070
October-December 1999                                     $0.110                 $0.070
July-September 1999                                       $0.300                 $0.130
April-June 1999                                           $0.562                 $0.040
January-March 1999                                        $0.093                 $0.030
October-December 1998                                     $0.093                 $0.025
July-September 1998                                       $0.218                 $0.093
April-June 1998                                           $0.312                 $0.125
January-March 1998                                        $0.312                 $0.187
October-December 1997                                     $0.500                 $0.125
July-September 1997                                       $0.437                 $0.187
April-June 1997                                           $2.125                 $0.875
January-March 1997                                        $3.00                  $1.125


     This registration statement will allow up to 9,750,000 warrants for shares of our common stock currently held by security holders as warrants for shares to be introduced onto the market, and will also allow up to 9,490,000 shares currently held by security holders to be resold on the market. This may have a materially adverse effect on the market price of the shares.

Holders
-------

     As of October 10, 2000 there were approximately 364 stockholders of record of our Common Stock.

Dividend Policy
---------------

     We have never paid a dividend and do not anticipate paying any dividends in the foreseeable future. It is the present policy of the Board of Directors to retain our earnings, if any, for the development of our business.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

                                                                  Long-Term Compensation Awards
                          Annual Compensation   Awards               Payouts
(a)                           (b)       (c)       (d)              (e)        (f)            (g)     (h)(i)
                                                  Other            Restricted  Securities
Name and Principal                                Annual           Stock       Underlying    LTIP     All Other
Position               Year   Salary ($)Bonus ($) Compensation ($) Award(s)    Options/SARs  Payouts ($)Compensation
--------               -----  ------------------------------------ --------    ------------  -----------------------
Alan Doyle             2000   -0-       -0-       $15,000          2,648,000*  -0-           -0-    -0-
President, Secretary,  1999   -0-       -0-       -0-              -0-         -0-           -0-    -0-
Treasurer, Director    1998   -0-       -0-       -0-              -0-         -0-           -0-    -0-
                       1997   -0-       -0-       -0-              -0-    -0-  -0-           -0-
John Yellich,
Vice President         2000  -0-       -0-       -0-              1,000       -0-           -0-    -0-
Steven Liu,
Vice President         2000   -0-       -0-       -0-              -0-         -0-           -0-    -0-
Peter Holsworth,
Director               2000   -0-       -0-       -0-              3,000,000** -0-           -0-    -0-


* The securities issued to Mr. Doyle for services rendered includes both stock and warrants.

** These securities were issued to Syntek International Pty Ltd,, a private company, of which Mr. Holsworth is Chairman and President, and include 2,000,000 warrants for shares of common stock and 1,000,000 shares of stock.

Option/SAR Grants to Officers and Directors in Last Fiscal Year

                                        Percent of total options/
                     Options/SARs       SARs granted to employees        Exercise or
Name                 Granted (#)        in fiscal year                   base price ($/Sh)       Expiration Date
----                 -----------        --------------                   -----------------       ---------------
NONE


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                     Shares Acquired                 Number of unexercised
                     on exercise (#)                 options/SARs at            Value of unexercised
                     exercisable/       Value        FY-end (#)                 exercisable/in-the-money options/SARs
Name                 unexercisable      realized ($) unexercisable              at FY-end ($)
----                 -------------      ------------ -------------              -------------
NONE


Directors' Compensation

     Directors received no compensation for each meeting attended except for out-of-pocket expenses. Mr. Holsworth, Chairman and President of this private company, Syntek International Pty Ltd., received 3,000,000 shares and warrants for shares of common stock for services rendered outside the scope of Mr. Holsworth's duties on the Board of Directors. Mr. Doyle received fees as cash of $15,000 on September 29, 2000 and also received 750,000 warrants.


                              FINANCIAL STATEMENTS


                       ASHWORTH, MITCHELL, BRAZELTON, PLLC

                               4225 N. BROWN AVE.

                              SCOTTSDALE, AZ 85251

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

Board of Directors
American Southwest Holdings, Inc, (Formerly Namibian Copper Mines, Inc.)

We have audited the accompanying balance sheet of American Southwest Holdings, Inc, (formerly Namibian Copper Mines, Inc.), a Developmental Stage Company, as of December 31, 2000, and December 31, 1999, and the related statements of operations, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Southwest Holdings, Inc.(Fomerly Namibian Copper Mines, Inc.,), a Developmental Stage Company, as of December 31, 2000, December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note C of the financial statements this company is still in its development stage, and the statements are prepared based upon the assumption that the company will continue as a going concern. The company is still in the exploration/feasibility stage of its development and is not yet generating revenue, and as shown in the financial statements, has incurred losses in its development stage. The financial statements do not include any adjustments relating to the outcome of this situation.

/s/ ASHWORTH, MITCHELL, BRAZELTON, PLLC
Scottsdale, Arizona
March 29, 2001

                        AMERICAN SOUTHWEST HOLDINGS, INC.
                     (Formerly Namibian Copper Mines, Inc.)
                          (A Development Stage Company)

                                  BALANCE SHEET

                           December 31, 2000, and 1999

                                     ASSETS

                                                   2000                 1999
                                                   ----                 ----
CURRENT ASSETS
     Cash                                          $     24,857         $    212

DEFERRED MINERAL EXPLORATION COSTS

PROPERTY AND EQUIPMENT (AT COST)
     Mining properties (Haib Project)
     Roads
     Machinery and equipment
     Furniture, fixtures and office equipment
                                                   -----------------------------

     Total property and equipment

     Less accumulated depreciation

                                                   -----------------------------
     Net property and equipment


OTHER ASSETS

     Organization Costs, net                                               -
     Deposits and other assets
                                                   -----------------------------

     Net other assets                                                      -
                                                   -----------------------------

     Total Assets                                  $     24,857         $    212
                                                   ============         ========




   The accompanying notes are an integral part of these financial statements.

                       AMERICAN SOUTHWEST HOLDINGS, INC.,
                     (Formerly Namibian Copper Mines, Inc.)
                          (A Development Stage Company)

                                  BALANCE SHEET

                           December 31, 2000, and 1999

LIABILITIES

                                                             2000                 1999
                                                             ----                 ----

CURRENT LIABILITIES
     Accounts Payable                                        $        15,639      $       105,530
     Notes Payable
     Interest Payable
                                                             ------------------------------------
          Total Current Liabilities                                  151,639              105,530

STOCKHOLDER'S EQUITY
     Common stock-authorized, 100,000,000 shares at
       $.001 par value; issued and outstanding, 8,190,960
       shares in 1997 and 6,237,960 in 1996                            18,864              10,944
     Stock warrants                                                    97,500
     Paid in Capital                                               12,148,882          11,329,803
     Deficit accumulated during the development stage             (12,392,028)        (11,446,065)
                                                             ------------------------------------


          Total Stockholder's Equity                                 (126,782)           (105,318)
                                                             ------------------------------------

          Total liabilities and stockholder's equity                   24,857     $           212
                                                                       ======     ===============

   The accompanying notes are an integral part of these financial statements.

    AMERICAN SOUTHWEST HOLDINGS, INC., (Formerly Namibian Copper Mines, Inc.)
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

                           December 31, 2000 and 1999

                                                               Cumulative
                                                               during           Year ended       Year ended
                                                               development      December 31,     December 31,
                                                               stage            2000             1999
                                                               -----            ----             ----
Revenue
     Miscellaneous Income                                      $        76,794  $       -        $      -

Expenses
     General and Administrative                                      4,596,886        945,964         193,646
     Organizational Costs                                              120,000                         38,000
     Restatement of prior year expenses resulting
       from write-off of liabilities on the Hiab Project              (266,135)
     Write-down of Hiab mining properties, net                       3,477,840
     Loss of Disposal of Equipment                                      19,753                         19,753
     Write-off of exploration and development costs                      -
        on the Hiab Project                                          4,466,157
     Depreciation                                                       61,465
                                                                     ---------        -------         -------
          Total expenses                                            12,475,966        945,964         251,399

     Loss from development stage operations                        (12,399,172)      (945,964)       (251,399)

     Interest Income                                                     7,144
                                                                     ---------        -------         -------

     Net (loss)                                                $   (12,392,028) $    (945,964)   $   (251,399)
                                                               ===============  =============    ============

     Net (loss) per share                                      $         (1.31)                  $      (0.02)
                                                               ===============  =============    ============

     Weighted average shares                                         9,443,508                     10,103,950
                                                               ===============  =============    ============


       The accompanying notes are an integrall part of these statements.

    AMERICAN SOUTHWEST HOLDINGS, INC, (Formerly Namibian Copper Mines, Inc.)
                          (A Development Stage Company)

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                           December 31, 2000 and 1999

                                                                                               Deficit
                                                                                               Accumulated
                                                                     Additional   Common       During The
                                                 Common Stock        Paid-in      Stock        Development
                                             Shares      Amount      Capital      Subscribed   Stage           Total
                                             ------      ------      -------      ----------   -----           -----
Balance at December 31, 1998                  9,263,950  $   9,264   $ 11,243,483              $ (11,194,666)  $   58,081

Shares issued for cash
   900,000 at $.02                              900,000        900         17,100                                  18,000

Shares issued for services
   100,000 shares at $.02                       100,000        100          1,900                                   2,000

Shares issued for cash
   680,000 shares at $.10                       680,000        680         67,320                                  68,000

Net Loss                                                                                            (251,399)    (251,399)
                                                -------        ---         ------   ----------      ---------    ---------

Balance at December 31, 1999                 10,943,950     10,944     11,329,803            -   (11,446,065)    (105,318)

Shares issued for services
    900,000 shares at $.10                      900,000        900         89,100                                  90,000

Warrants issued
     2,400,000 warrants at $.01                                            24,000                                  24,000

Shares Issued for cash with
     warrents attached at $.09                2,400,000      2,400        213,600                                 216,000

Shares issued for services
     1,500,000 at $0.15 per share             1,500,000      1,500        223,500                                 225,000

Shares issued for cash with warrants
      attached 1,600,000 shares at $.09
      per share                               1,600,000      1,600        142,400                                 143,800

Stock issued for cash
     1,520,000 shares at $.10 per share       1,520,000      1,520        150,480                                 152,000


Warrants issued for services rendered
     5,750,000 warrants with value of
     $.01 per warrant                                                      57,500                                  57,500


   AMERICAN SOUTHWEST HOLDINGS, INC., (Formerly Namibian Copper Mines, Inc.)

                          (A Development Stage Company)
                  STATEMENTS OF STOCKHOLDER'S EQUITY-CONTINUED

                           December 31, 2000 and 1999

                                                                                               Deficit
                                                                                               Accumulated
                                                                     Additional   Common       During The
                                                 Common Stock        Paid-in      Stock        Development
                                             Shares      Amount      Capital      Subscribed   Stage           Total
                                             ------      ------      -------      ----------   -----           -----
Warrants issued with stock purchase
     1,600,000 warrants with value
     of $.01 per warrant                                                   16,000                                  16,000

Net Loss                                                                                            (945,964)    (945,964)
                                             ---------   ------        ----------   ---------      ---------     --------

Balance at December 31, 2000                 18,863,950  18,864        12,246,382      -         (12,392,028)    (126,982)



                        AMERICAN SOUTHWEST HOLDINGS, INC.
                     (Formerly Namibian Copper Mines, Inc.)

                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                           December 31, 2000 and 1999


                                                               Cumulative
                                                               during           Year ended       Year ended
                                                               development      December 31,     December 31,
                                                               stage            2000             1999
                                                               -----            ----             ----
Cash flows from operating activities
     Net (loss)                                                 $  (12,377,027) $   (945,964)    $  (251,399)
     Adjustments to reconcile net loss to net
       used in operating activities:
         Services paid by common stock                                  76,202
         Depreciation                                                   61,464
         Decrease in accounts receivable                                   760
         Amortization of organizational costs                          120,000                        38,000
         Decrease (increase) in deposits and other assets                 (760)
         Increase (decrease) in accounts payable                      (779,273)       46,109         105,529
         Increase (decrease) in notes payable                       (1,696,722)
         Increase (decrease) in interest payable                         7,113
                                                                         -----        ------         -------
         Net cash (used) by operating activities                   (14,588,243)     (899,855)       (107,870)

Cash flows from investing activities
         Write-off of exploration costs                              4,466,157
         Write-off of machinery & office eqpt                           19,753                        19,753
         Purchase of property and equipment                           (931,920)
         Expenditures on mineral exploration costs                  (3,283,917)
         Write down of mining properties                             5,654,010
                                                                     ---------       --------         -------
         Net cash (used) by investing activities                     5,924,084                        19,753
                                                                     ---------       --------         -------
Cash flows from financing activities
         Sales of common stock                                       7,884,016       924,500          88,000
         Common stock subscriptions received                           805,000
                                                                     ---------       --------         -------

         Net cash provided by financing activities                   8,689,016       924,500          88,000
                                                                     ---------       --------         -------

         Net increase (decrease) in cash                                24,857        24,645            (116)

         Cash at the beginning of period                                                 212             328
                                                                     ---------       --------         -------
         Cash at end of period                                  $       24,857        24,857     $       212


    The accompanying notes are an integral part of these financial statements

    AMERICAN SOUTHWEST HOLDINGS, INC. (Formerly Namibian Copper Mines, Inc.)

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000

American Southwest Holdings, Inc., (formerly Namibian Copper Mines, Inc.), a Development Stage Company, (the "Company") is a mineral exploration and development company whose sole purpose was to initially explore and develop the Haib Copper Project in Namibia, Africa. Currently the Company is exploring business opportunities in China in the petroleum industry, and other ventures in the United States and the world community.

The Company was incorporated in the state of Delaware on October 20, 1989, under the name of Cordon Corporation and subsequently changed its name to Ameriserv Financial Corporation ("Ameriserv"). On April 19, 1994, bankruptcy proceedings for Ameriserv were finalized in the US Bankruptcy Court, Northern District of Texas. Under the terms of the reorganization plan, Ameriserv was forced to liquidate all of its assets and the proceeds were distributed amount the creditors, thereby satisfying all of Ameriserv's outstanding debts. Ameriserv ceased operations at the conclusion of the bankruptcy proceedings.

At a special shareholders meeting held on July 28, 1995, shareholders ratified the name change of the company from Ameriserv to Namibian Copper Mines, Inc. The shareholders also approved the Company entering into a Farm-In Agreement with Great Fitzroy Mines N.L. in order to earn a 70% equity in the Haib Agreements, the Company undertook a reverse split on the basis of 50:1 which reduced the shares held by the pre-bankruptcy shareholders to 30,367.

In July 1995, a private placement of the Company's common stock was undertaken in order to fund preliminary work on the Haib Copper Project, provide working capital to the Company, and to enable the company to undertake more substantial capital raising in the future. Seed capital was raised which resulted in 2,967,493 fully paid shares being issued. As compensation for services rendered in conjunction with the private placement, the Company issued 1,502,000 shares to two entities; such shares were recorded at their par value.

The Company issued Peter Prentice and Alan Doyle, directors of the Company, 249,000 fully paid shares each as compensation for services rendered; such shares were recorded at the private placement price of $0.15 per share, with a corresponding charge to expenses.

The Company is party to an agreement (the "Swanson Agreement") to acquire the mining claims owned by Mr. Swanson's company, Haib Copper Co. (Pty) Limited. The total purchase consideration is $3,780,000 subject to CPI indexation. Installments totaling $427,000 has been paid to Mr. Swanson. The Swanson Agreement entitled the Company to explore the claims and carry out test mining to obtain bulk samples for feasibility studies. When the Company defaulted on their Farm-in Agreement, in 1997, their interests in the Swanson Agreement transferred to Great Fitzroy Mines, their joint-venture partner.

At the annual Stockholder's Meeting, held June 8, 2000, in Phoenix, Arizona, the stockholders agreed to change the name of the Corporation to American Southwest Holdings, Inc. They also gave the Board of Directors authority to pursue negotiations and discussions for a joint venture on the Yanchang oil project in Zichang County of Shaanxi Province and other areas in the Republic of China regarding oil and gas exploration, natural resources and technology including other regions of the world. The Company has not received adequate data from the Chinese companies associated with the projects in Zichang County of Shaanxi Province. Since this information has not been received, the Company has determined to withdraw from the Yanchang Oil project. The Company has made additional contacts with two other major oil companies in China and is considering further discussions with them. The Company is also continuing to contact regional and national firms in China and other parts of the world for potential business opportunities.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.   Accounting Method
     -----------------

     The Company's financial statements are prepared using United States generally accepted accounting principles with a fiscal year ending December 31.

2.   Deferred Mineral Exploration Costs and Mineral
     ----------------------------------------------

     Properties
     ----------

     Costs of acquisition and development relating to the Haib Project are capitalized on an area of interest basis.

3.   Depreciation
     ------------

     Depreciation is computed on a straight-line basis over an estimated service life of five years.

4.   Income Taxes
     ------------

     The Company has a net operating loss of approximately $12,000,000, which may be carried forward to reduce taxable income in future years through 2011. Because of the loss, no current provision for income taxes has been recorded for the year ended December 31, 2000.

5.   Foreign Currency Transactions
     -----------------------------

     Monetary assets and liabilities in foreign exchange currencies have been translated into United States dollars at the exchange rates prevailing at the balance sheet date. Other assets and liabilities, revenue and expenses arising from foreign currency transactions have been translated at the exchange rate prevailing at the date of the transaction. Gains and losses arising from these translation policies are included in income.

6.   Use of Estimates
     ----------------

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

7.   Estimated Fair Value Information
     --------------------------------

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments" requires disclosure of the estimated fair value of an entity's financial instrument assets and liabilities, as defined, regardless of whether recognized in the financial statements of the reporting entity. The fair value information does not purport to represent the aggregate net fair value of the Company.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash
     ----

     The carrying value amount approximates fair value.

     Notes Payable
     -------------

     Fair value can not be determined due to the Company's lack of credit history.

NOTE C- DEVELOPMENT STAGE AND GOING CONCERN

Since July 28, 1995, the Company has been in the development stage and its principal activities have consisted of raising capital, obtaining property or exploration rights and conducting exploratory operations in anticipation of completing a feasibility study on the Haib Copper Project.

The accompanying financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company is not yet generating revenue from mining operations and, at December 31, 1997, has accumulated a deficit from its operating activities and has incurred substantial obligations. Continuation of the Company as a going concern is dependent upon, among other things, obtaining additional capital, and achieving satisfactory levels of profitable operations. The financial statements include adjustments resulting from the default on the Farm-In Agreement with Great Fitzroy Mines N.L. and the write-down of assets relating to the Haib Project. It is unlikely the Company will continue in the mining activities associated with the Haib Project.

In April 1999, the Company commenced discussions with two Cypress firms regarding acquiring their rights to various interests and agreements with a Russian government corporation involved with diamond cutting and marketing. The Company proposed to enter into identical agreements with two entities formed in and operating out of the island nation of Cyprus. These entities were Mosquito Mining Limited ("Mosquito") and Select Mining Limited ("Select"). Both entities are controlled by the same parties.

The agreements were options to purchase rights to strategic interests and agreements developed by Mosquito and Select with the Russian governmental company JVSC Alrosazoloto Co. Ltd. Each set of interests and agreements was to be purchased in exchange for US $3,250,000 or, at the option of each of Mosquito and Select, common shares in the Company. The Company was to be able to exercise its right to the interests and agreements at any time within 120 days of signing each agreement at its discretion if certain conditions were met.

A shareholder's meeting was held on August 2, 1999. At this meeting, the shareholders approved the proposed agreements. Members authorized a corporate name change, to American Southwestern Holdings, Inc., and an 8:1 rollback of the Company's common stock subject to a 120 due diligence period.

After a further period of due diligence, the company decided not to proceed with The transaction as had been presented at the annual meeting.

Discussions have been held with various firms during the first quarter of 2000, in regards to selling the shares of the company. These discussions have not been advantageous to the Company, and no discussions are currently in process.

At the annual Stockholder's meeting held June 8, 2000, the Company discussed the prospect of entering into a joint venture agreement for a possible project in the People's Republic of China. This project was in the field of oil and gas production. Due diligence was commenced with information requested from the Chinese firms. After long delays, the information requested from the Chinese firm was not received, and the Board of Directors has withdrawn from the Yanchang project in the Zichang County of Shaanxi Province of China. Additional contacts have been made with two of the major Chinese oil companies during a subsequent trip to China. Petro China and China National Petroleum Corp. have encouraged the Company to return to China and discuss how the Company could participate in the next suite of oil development blocks that will be put up to bid by the Chinese government. The Company is also pursuing other opportunities on a regional and national basis in China and other natural resource areas of the world for investing.

NOTE D - DEFAULT ON FARM-IN AGREEMENT

During 1997, the Company was unable to raise sufficient funds for the continued development of the Haib Project. As a result, the Company has defaulted on its Farm-In Agreement with Great Fitzroy Mines NL to earn an 80% interest in the Haib project. At December 31, 1997, the following adjustments and write-downs were made to reduce assets to their expected net realizable value.

Deferred Mineral Exploration costs in the amount of $4,887,852 were written off.

In 1997, total capitalized costs of the Haib mining property in the amount of $5,740,262 were reduced by $4,151,463 to $1,588,799 representing a 20% interest in the Haib project.

Liabilities in the amount of $2,684,118 relating to the Haib project have been written off.

Prior year expenses resulting from the write-off liabilities in the amount of $266,136 have been restated (reduced).

Effective December 31, 1998, additional write-offs of $1,588,788 were made resulting in the Company owning no residual interest in the Haib Project.

NOTE D - DEFAULT ON FARM-IN AGREEMENT

In 1999, the Company determined that it needed to write off all its remaining fixed assets, as they we no longer owned by the Company. All machinery and office equipment were removed from the balance sheet and the loss on the disposition of these assets was noted. Expenses were recorded for the purpose of getting the Company ready to re-register its stock on the NASD Bulletin Board. The Company has successfully completed the filing of its financial information with the SEC. Accordingly, the Company is in compliance with the new NASD OTC Bulletin Board eligibility rules for continued quotation as a fully reporting company.

NOTE E - WARRANTS

At December 31, 2000, the Company has 9,750,000 outstanding warrants to be redeemed.




                            EXPERTS AND LEGAL MATTERS

     Legal matters pertaining to this registration statement will be passed upon for the Company by Gary R. Blume, Esq., Blume Law Firm , P.C., 11811 North Tatum Boulevard, Suite 1025, Phoenix, Arizona 85028.

     Our financial statements for the years ended December 31, 2000, 1999 and 1998 appearing in this Form SB-2 Registration Statement have been audited by Ashworth, Mitchell, Brazelton, PLLC, independent auditors. The period ending December 31, 2000, was compiled by them from information furnished by us. These financial statements are set forth in a report titled "Financial Statements" appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     The Company has had no change of Accountants or disagreements with its Accountants since 1996.

                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We have indemnified all officers, directors and controlling persons against all liabilities from the sale of securities which might arise under the Securities Act of 1933 other than as stated under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to such persons pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the Registration Statement are as follows:

Transfer Agent:                $  3,000.00
Legal and Accounting:          $ 28,000.00
Registration Fees:             $    560.74
   TOTAL                       $ 31,560.74


                     RECENT SALES OF UNREGISTERED SECURITIES

     Beginning April 1, 1999, we sold a total of 900,000 shares of our common stock pursuant to a Regulation S offering to one individual accredited investor residing off-shore. The total offering price was $18,000, or $0.02 per share. The funds from this offering were used for working capital. The offering was closed on April 30, 1999 with all shares sold.

     On April 4,1999 we issued 100,000 shares of common stock to a single individual, Mr. Billie J. Allred, in exchange for accounting services rendered. This stock was issued in reliance on Rule 4(2). The issuance price was $0.02 per share for a total of $2,000.

     From October 1, 1999 to October 22, 1999,we sold a further 570,000 shares of our common stock pursuant to a Regulation S offering to four (4) individual accredited investors residing off-shore. The total offering price was $57,000, or $0.10 per share. The funds from this offering were used for working capital.

     On October 26, 1999, we issued 900,000 shares of common stock to four (4) individuals in exchange for services and payables rendered. The entities who received the shares were: Fronden Pty, Ltd. (200,000 shares), Forrester Nominees Co. (500,000 shares), Blume Law Firm, P.C. (50,000 shares), and Lancer Resources (150,000 shares). This stock was issued in reliance on Rule 4(2). The issuance price was $0.10 per share for a total of $90,000.

     We sold 1,520,000 shares of our common stock for operating capital beginning on February 25, 2000. These shares were issued to five (5) accredited investors residing off-shore and were issued under a Regulation S offering. The offering price was $0.10 per share for a total offering of $152,000. The offering was closed on March 18, 2000.

     An offering was commenced on May 8, 2000 for a total of 4,000,000 shares and 4,000,000 warrants for shares of common stock under Regulation S. Of these, 2,400,000 shares and warrants were sold to seven (7) off-shore investors on May 8, 2000 and 1,600,000 shares and warrants were sold on September 19, 2000 to five (5) off-shore investors. The offering was a price of $0.10 per share for a total offering of $400,000. The warrants are exercisable at $0.15 per share for total additional funds of $600,000, assuming all warrants are exercised. The funds from this offering were used for working capital, as will any future proceeds generated from the exercise of warrants.

     On August 1, 2000, 1,500,000 shares of common stock were issued in equal amounts to two (2) individuals, Alan Doyle and Derek Satterthwaite, in exchange for services rendered at an issuance price of $0.15 per share for a total of $225,000. This stock was issued in reliance on Rule 4(2).

     On August 14, 2000, 5,750,000 warrants for shares of common stock were issued to two (2) off-shore investors, Synergie Communications and Syntek Resources Ltd, under Regulation S. The warrants were issued in exchange for services rendered and are exercisable at $0.15 per share for total additional funds of $862,500, assuming all warrants are exercised. Any future proceeds generated from the exercise of warrants will be used for working capital.

     On September 19, 2000, 1,600,000 shares of common stock and 1,600,000 warrants for shares of common stock were issued to three (3) off-shore investors under Regulation S. These investors were Ross Hannon (400,000 shares), Doyle Resources Capital Pty Ltd, of which Alan Doyle, our President and director, is President (700,000 shares), and Syntek Resources Ltd., of which director Peter Holsworth is President (500,000 shares).The shares were issued at $0.10 per share for a total offering of $160,000 and all proceeds were used for working capital. The warrants are exercisable at $0.15 per share for total additional funds of $240,000, assuming exercise of all warrants. All proceeds generated from the exercise of the warrants will be used for working capital.

Common Stock, par value $0.001,
underlying warrants sold in reliance
------------------------------------
September 19, 2000         1,600,000    $0.15                 $240,000          $63.36


                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit         Description
-------         -----------
3.              Articles of Incorporation and Bylaws*
   3a.          Articles of Incorporation and Amendments*
   3b.          Bylaws*
10.             Material Contracts
  10a.          Memorandum Between Wuhan Pengling Group Co., Ltd. And Australia
                SYNTEX International Ltd. dated May 29, 2000**
23.             Consent of Experts and Counsel
  23a.          Consent of Independent Auditor
  23b.          Consent of Counsel


*    Filed with previous amendment to Form SB-2 or with original filing.

**   Filed with Form 8-K on June 16, 2000 and incorporated herein by reference.

                                  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, ___ or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The issuer will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, to reflect in the prospectus any facts or events which represent a fundamental change in the information in the registration statement and to include any additional or changed material information on the plan of distribution.

     For determining liability under the Securities Act, the issuer will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     The issuer will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized to sign in the City of Sydney, State of New South Wales, Australia.

                                               AMERICAN SOUTHWEST HOLDINGS, INC.

                                               By: /s/ Alan Doyle
                                               -------------------
                                               Alan Doyle, President and CEO

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary R. Blume, Esq. as true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file it, with all exhibits to it, and other documents in connection with it, with the Securities and Exchange Commission, granting to the attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, by their signatures below ratifying and confirming all that the attorneys-in-fact or their or his substitute or substitutes, may lawfully do or cause to be done by virtue on this Registration Statement.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Alan Doyle          President, Secretary, Treasurer, Director       5/7/01
Alan Doyle                                                               Date

/s/ Peter Holsworth                  Director                           5/7/01
Peter Holsworth                                                          Date

/s/ John Yellich                   Vice President                       5/7/01
John Yellich                                                             Date

/s/ Steven Liu                      Vice President                      5/7/01
Steven Liu                                                               Date